Exhibit 99.1

MEDCATH CONTACTS:

O. Edwin French	James Harris
President and Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath Corporation Names O. Edwin French to Board of Directors
     Charlotte, N.C. Feb. 7, 2007 — MedCath Corporation (NASDAQ: MDTH), a national provider of cardiovascular care, announced today O. Edwin French, President and Chief Executive Officer, has been elected a member of MedCath’s Board of Directors, effective immediately.
     “Since Ed joined us as President and CEO in February 2006, he has provided great leadership to the Company,” said John T. Casey, Chairman. “During the past year, he has overseen the development and implementation of a strategic direction that has provided stability to our operations and a vision for our growth going forward. He is a welcome addition to the Board.”
     French, 60, joined MedCath as Interim Chief Operating Officer in October 2005 and became President and CEO in February 2006. Prior to joining MedCath, he served as President, Acute Care Hospital Division for Universal Health Services, Inc. He also served as President of French Healthcare Consulting, Inc., a consulting practice specializing in operations improvement and healthcare joint ventures. Before joining Universal Health Services, French served as President and Chief Operating Officer of Physician Reliance Network from 1997 to 2000, as Senior Vice President of American Medical International from 1992 to 1995, as Executive Vice President of Samaritan Health Systems of Phoenix from 1991 to 1992 and as Senior Vice President of Methodist Health Systems, Inc. in Memphis from 1985 to 1991.
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     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on the diagnosis and treatment of cardiovascular disease.

MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. MedCath currently owns interests in and operates eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states.